News Magellan Midstream’s 2023 Schedule K-3 Now Available TULSA, Okla. – June 18, 2024 – ONEOK, Inc. (NYSE: OKE) today announced that the 2023 Schedule K-3s for Magellan Midstream Partners, L.P. (Magellan), reflecting items of international tax relevance, are now available online. Former Magellan unitholders requiring this information may access their Schedule K-3 at www.taxpackagesupport.com/mmp. A limited number of investors (primarily foreign unitholders, unitholders computing a foreign tax credit on their tax return and certain corporate and/or partnership unitholders) may need the detailed information disclosed on the Schedule K-3 for their specific reporting requirements. To the extent the Schedule K-3 is applicable to a unitholder’s return filing needs, we encourage them to review the information contained on this form and refer to the appropriate federal laws and guidance or consult with their tax advisor. ONEOK does not plan to mail Schedule K-3s to investors. Unitholders wanting to receive an electronic copy of the Schedule K-3 via email, contact Tax Package Support at 800-230-1032 on weekdays between 8 a.m. and 5 p.m. Central. On Sept. 25, 2023, ONEOK acquired all outstanding common units of Magellan in a cash and stock transaction. Common units of Magellan are no longer publicly traded. ------------------------------------------------------------------------------------------------------------------- At ONEOK (NYSE: OKE), we deliver energy products and services vital to an advancing world. We are a leading midstream operator that provides gathering, processing, fractionation, transportation and storage services. Through our more than 50,000-mile pipeline network, we transport the natural gas, natural gas liquids (NGLs), refined products and crude that help meet domestic and international energy demand, contribute to energy security and provide safe, reliable and responsible energy solutions needed today and into the future. As one of the largest diversified energy infrastructure companies in North America, ONEOK is delivering energy that makes a difference in the lives of people in the U.S. and around the world. ONEOK is an S&P 500 company headquartered in Tulsa, Oklahoma. For information about ONEOK, visit the website: www.oneok.com. For the latest news about ONEOK, find us on LinkedIn, Facebook, X and Instagram. ### June 18, 2024 Analyst Contact: Megan Patterson 918-561-5325 Media Contact: Brad Borror 918-588-7582 Exhibit 99.1